BlackRock Global Growth V.I. Fund

FILE #811-03290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/8/2007	Fortress Investment Group LLC (34958B106) w/ Lehman	34,286,000.00	5,700

Goldman, Sachs & Co.; Lehman Brothers Inc.; Banc of America Securities LLC; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; Bear, Stearns & Co. Inc.; Lazard Capital Markets LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; Wells Fargo Securities, LLC; Friedman, Billings, Ramsey & Co., Inc.; Jefferies & Company, Inc.; JMP Securities LLC; Keybanc Capital Markets, a Division of McDonald Investments Inc.; Sandler O'Neill & Partners, L.P.

7/26/2007	Lululemon Athletica Inc.	18,200,000.00	400

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC